United States

Securities And Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2011

Dover Motorsports, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 883-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement;

Item 2.05 Costs Associated with Exit or Disposal Activities;

Item 2.06 Material Impairments and

Item 7.01 Regulation FD Disclosure.

On August 3, 2011, we issued a press release announcing that our Nashville Superspeedway facility would not seek to run any NASCAR Series events at the facility in 2012. A copy of our press release is attached hereto as Exhibit 99.1 and hereby incorporated by reference.

We expect to incur a to be determined non-cash impairment charge to write down the carrying value of long-lived assets at the facility to fair value and to incur certain severance costs. These will be third quarter events and we will disclose additional financial details as soon as practicable. We also provide a letter of credit to guarantee payment of certain tax exempt revenue bonds whose proceeds were used for public infrastructure improvements benefiting the Nashville facility. The bonds were originally issued by the Sports Authority of the County of Wilson in 1999 in the amount of $25,900,000 and $21,000,000 of this amount remains outstanding. Since the bonds are direct obligations of the Sports Authority and are payable from property and sales taxes generated from the facility, they have not historically been recorded on our consolidated balance sheet under generally accepted accounting principles. Today’s announcement does not affect these bonds and they will continue to paid from any applicable taxes. To the extent that the taxes are insufficient, our letter of credit will be drawn on to make up any difference and the portion of the bonds expected to be so paid will be recorded in the third quarter as a liability on our consolidated balance sheet.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated August 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn President and Chief Executive Officer

Dated: August 4, 2011

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated August 3, 2011, issued by Dover Motorsports, Inc.